[EXECUTION VERSON]
Exhibit 10.8
     MANAGEMENT AGREEMENT, dated as of November 30, 2005, between METALS USA, INC., a Delaware corporation (the “Company”), Flag Holdings Corporation, a Delaware corporation (“Flag Holdings”), and APOLLO MANAGEMENT V, L.P., a Delaware limited partnership (“Apollo”).
     Each of Flag Holdings and the Company desires to avail itself of Apollo’s expertise and consequently has requested that Apollo make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions. Apollo, Flag Holdings and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo shall provide such services as independent consultant to the Company.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company, Flag Holdings and Apollo agree as follows:
     Section 1. Retention of Apollo.
     The Company hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.
     Section 2. Term.
     This Agreement shall commence on the date hereof and, unless otherwise extended pursuant to the second sentence of this Section 2, shall terminate on December 31, 2012 (the “Term”). Upon December 31, 2012, and at the end of each year thereafter (each of December 31, 2012 and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by either party at least 30, but no more than 60, days prior to such Year End, as applicable. Notwithstanding anything to the contrary in this Section 2, this Agreement may be terminated at any time upon written notice to the Company from Apollo. The provisions of Section 3(c), the last sentence of Section 4(a) Section 4(b), Section 4(c), Section 4(d), Section 5 and Sections 7 though 14 shall survive the termination of this Agreement.
     Section 3. Management Consulting Services.
          (a) Apollo shall advise the Company concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably and specifically request by way of written notice to Apollo, which notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. If requested to provide such services, Apollo shall devote such time to any such written request as Apollo shall deem, in its sole discretion, necessary. Such consulting services, in Apollo’s sole discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.
          (b) Apollo shall perform all services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. Apollo shall have no authority to act for or to bind the Company without its prior written consent.
          (c) This Agreement shall in no way prohibit Apollo or any of its partners or Affiliates or any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.
     Section 4. Compensation.
          (a) As consideration for Apollo’s agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by Apollo, the Company agrees to pay to Apollo an annual fee equal to $2 million, payable on March 15 of each year (it being understood and agreed that the first such payment shall be made to Apollo on March 15, 2006). If Apollo elects to terminate this Agreement upon written notice to the Company pursuant to Section 2 herein, as consideration for the termination of Apollo’s services under this Agreement and any additional compensation to be received hereunder, the Company agrees to pay, or cause its subsidiaries to pay, to Apollo the present value (as reasonably determined by Apollo) of (x) $14 million, less (y) any amounts Apollo has received from the Company prior to the termination date pursuant to the first sentence of this Section 4(a).
          (b) Upon presentation by Apollo to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo or any of its partners or Affiliates or any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates in the performance of Apollo’s obligations hereunder, whether incurred on or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the transactions contemplated by the Agreement and Plan of Merger by and among Flag Holdings Corporation, Flag Acquisition Corporation and the Company, dated May 18, 2005 (the “Merger Agreement”), and each of the documents referred to therein.
          (c) Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to Section 6 or the Transaction Fee Agreement dated as of the date hereof between Apollo and the Company.
          (d) Reference is made to (i) the Credit Agreement, to be entered into simultaneously with consummation of the transactions contemplated by the Merger Agreement (as amended, restated, modified or supplemented and in effect from time to time, the “Credit Agreement”), dated as of November 30, 2005 and entered into by and among the Company, Credit Suisse First Boston LLC and Bank of America, N.A., and (ii) the Indenture dated as of the date hereof among the Company, Flag Holdings, Flag Acquisition Corporation and Wells Fargo Bank, N.A., as trustee, and the other documents related thereto (the Indenture and such related documents collectively being the “Debt Instruments”). Any portion of the fees payable to Apollo under this Agreement which the Company is prohibited from paying to Apollo under the Credit Agreement or the Debt Instruments shall be deferred, shall accrue and shall be payable at the earliest time permitted under the Credit Agreement and the Debt Instruments or upon the payment in full of all obligations under the Credit Agreement and the Debt Instruments. The Company shall notify Apollo if the Company shall be unable to pay any fees pursuant to the Credit Agreement or the Debt Instruments on each date on which the Company would otherwise make a payment of fees under this Agreement to Apollo.
     Section 5. Indemnification.
     The Company agrees that it shall indemnify and hold harmless Apollo, its partners and Affiliates and any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Company shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person.
     Section 6. Other Services.
     If Flag Holdings, the Company or any of their respective subsidiaries or affiliates (other than Apollo) shall determine that it is advisable for any such entity to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Apollo of such determination in writing. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for such entity to hire Apollo or its Affiliates for such services. Such entity may not hire any person, other than Apollo or its Affiliates, for any services, unless (a) the parties are unable to agree after 30 days following receipt by Apollo of such written notice, (b) such other person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) ten business days shall have elapsed after such entity provides a written notice to Apollo of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to such other person than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing or similar transaction with an aggregate value (as reasonably determined by Apollo) of $25 million or more, Apollo shall receive a fee equal to 1% of the aggregate transaction enterprise value paid to or provided by such entity or its shareholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction).
     Section 7. Notices.
     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management V, L.P.
9 West 57th Street
New York, New York 10019
Attention:	Marc Becker
Telecopier:	(212) 515-3251

if to the Company or Flag Holdings, to it at:

Metals USA, Inc.
One Riverway, Suite 1100
Houston, Texas 77056
Attention:	John A. Hageman
Senior Vice President, Chief Legal Officer and Secretary
Telecopier:	(713) 585-6404
or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

     Section 8. Benefits of Agreement.
     This Agreement shall bind and inure to the benefit of Apollo, the Company, the Indemnified Persons and any successors to or assigns of Apollo and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.
     Section 9. Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).
     Section 10. Headings.
     Section headings are used for convenience only and shall in no way affect the construction of this Agreement.
     Section 11. Entire Agreement; Amendments.
     This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.
     Section 12. Counterparts.
     This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 13. Waivers.
     Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     Section 14. Affiliates.
     For purposes of this Agreement, the term “Affiliate,” with respect to Apollo, shall include, without limitation, Apollo Investment Fund V, L.P., L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GMBH & Co., Apollo Overseas Partners V, L.P. and Apollo Advisors V, L.P. (collectively, the “Funds”), the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons.

     IN WITNESS WHEREOF, the parties have duly executed this Management Agreement as of the date first above written.

METALS USA, INC.

By:

Name:
Title:

FLAG HOLDINGS CORPORATION

By:

Name:
Title:

APOLLO MANAGEMENT V, L.P.
By: Apollo Management V, LP, its Manager
By: AIF V Management, Inc., its General Partner

By:

Name:
Title: